                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Comcast Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                                [LOGO] COMCAST

                              1500 Market Street
                     Philadelphia, Pennsylvania 19102-2148

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON JULY 10, 2002


                               ----------------

  The Annual Meeting of Shareholders of Comcast Corporation (the "Company") will be held on Wednesday, July 10, 2002 at 9:00 a.m. local time at The Doubletree Hotel Philadelphia, Broad and Locust Streets, Philadelphia, Pennsylvania, for the following purposes:


  1. To elect ten directors to serve for the ensuing year and until their respective successors shall have been duly elected and qualified.

  2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2002 fiscal year.

  3. To consider a proposal to approve an amendment to the 1996 Stock Option
     Plan.

  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The close of business on April 25, 2002 has been fixed as the record date for the meeting. All shareholders of record at that time are entitled to notice of, and all holders of Class A Common Stock and Class B Common Stock are entitled to vote at, the meeting and any adjournment or postponement thereof.

  Because holders of Class A Special Common Stock are not generally entitled to vote and no resolution is proposed for the meeting for which a vote of the Class A Special Common Stock is required by law, holders of Class A Special Common Stock are not entitled to vote at the meeting. The enclosed proxy statement is being sent to holders of Class A Special Common Stock for informational purposes only.

  All shareholders are cordially invited to attend the meeting. The Board of Directors urges you to vote by telephone or via the Internet or to complete, date, sign and return promptly the enclosed proxy with respect to your shares of Class A Common Stock. The proxies are solicited by the Board of Directors of the Company. The return of the proxy will not affect your right to vote in person if you do attend the meeting. A copy of the Company's 2001 Annual Report is enclosed.

  Following the Annual Meeting of Shareholders, the Company will hold a Special Meeting of Shareholders to consider the proposed merger of the Company with the broadband business of AT&T Corp. and other related matters. You will receive a separate notice and proxy statement with respect to such Special Meeting of Shareholders and the matters to be acted upon at that meeting.

                                          STANLEY WANG
                                          Secretary

June 5, 2002

                                [LOGO] COMCAST

                              1500 Market Street
                     Philadelphia, Pennsylvania 19102-2148

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of Comcast Corporation (the "Company"), a Pennsylvania corporation, for use at the Annual Meeting of Shareholders (the "meeting") to be held on Wednesday, July 10, 2002 at 9:00 a.m. local time at The Doubletree Hotel Philadelphia, Broad and Locust Streets, Philadelphia, Pennsylvania, and any adjournment or postponement thereof. This Proxy Statement, the foregoing notice and the enclosed proxy are being mailed to shareholders on or about June 5, 2002.


  The Board of Directors does not intend to bring any matters before the meeting other than the matters specifically referred to in the notice of the meeting, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

  When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. In the absence of instructions, the shares represented at the meeting by the enclosed proxy will be voted "FOR" each of the nominees for the Board of Directors in the election of directors and "FOR" each of the other proposals submitted to shareholders in accordance with the foregoing notice of meeting and as set forth in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering or transmitting a duly executed or authenticated proxy bearing a later date or by attending the meeting and voting in person.

Voting Electronically and by Telephone

  Instead of submitting your vote by mail on the enclosed proxy card, the Company's by-laws permit you to vote by telephone or via the Internet. Please note that there are separate telephone and Internet voting arrangements depending on whether shares registered in the Company's stock records are in your name or in the name of a brokerage firm or bank.

  The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the shareholder. Shareholders who vote by telephone will be able to utilize a toll-free telephone number, the cost of which is borne by the Company.

 For Shares Registered Directly in the Name of the Shareholder

  Shareholders with shares registered directly in their name in the Company's stock records maintained by its transfer agent, EquiServe Trust Company, N.A. ("EquiServe"), may vote their shares in any of the following ways:

  .  by telephone by calling (toll-free) 1-877-779-8683,

  .  via the Internet at the following address on the World Wide Web:

     http://www.eproxyvote.com/cmcsa,

  .  by mailing their signed proxy card, or

  .  by attending the meeting and voting in person.

  Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Votes submitted by telephone or via the Internet through EquiServe as described herein must be received by 5:00 p.m. eastern time on July 9, 2002.


 For Shares Registered in the Name of a Brokerage Firm or Bank

  A number of brokerage firms and banks are participating in separate programs that offer telephone and/or Internet voting options. Such programs are different from the programs provided by EquiServe for shares registered directly in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in any such program, you may vote those shares by telephone and/or via the Internet in accordance with instructions set forth on the voting form provided to you by the brokerage firm or bank that holds your shares.

Important Notice

  All meeting attendees may be asked to present a valid government-issued photo identification (federal, state or local), such as a driver's license or passport, before entering the meeting. In addition, video and audio recording devices and other electronic devices will not be permitted at the meeting, and attendees will be subject to security inspections.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Outstanding Shares and Voting Rights

  At the close of business on April 25, 2002, the record date, the Company had outstanding 21,591,115 shares of Class A Common Stock, par value $1.00 per share, 9,444,375 shares of Class B Common Stock, par value $1.00 per share, and 915,590,935 shares of Class A Special Common Stock, par value $1.00 per share.

  On each matter voted upon at the meeting and any adjournment or postponement thereof, the Class A Common Stock and Class B Common Stock will vote together. Each record holder of Class A Common Stock will be entitled to one vote per share and each record holder of Class B Common Stock will be entitled to fifteen votes per share. Holders of Class A Special Common Stock shall not be entitled to vote at the meeting. References in this Proxy Statement to voting classes of the Company's Common Stock shall not include the Class A Special Common Stock. In the election of directors, holders of Class A Common Stock and Class B Common Stock shall not have cumulative voting rights.

  The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes that shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although otherwise less than a quorum as described in the preceding sentence, shall constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice of the meeting.

  In the election of directors, the ten nominees receiving a plurality of the votes cast at the meeting shall be elected. Approval of all other proposals to be submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "FOR," "AGAINST" or, in the case of the election of directors, "WITHHELD," are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

  The holder of all of the outstanding Class B Common Stock has indicated that it will vote all of its shares "FOR" each of the nominees for director listed below and "FOR" each of the other proposals submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement. Consequently, the election of each of the nominees for director listed below and the approval of each of the other proposals submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement are assured.

Principal Shareholders

  The following table sets forth certain information regarding the holdings of each shareholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), of more than 5% of any voting class of the Company's Common Stock (Class A and Class B) as of March 31, 2002. So far as is known to the Company, the persons named in the table below as beneficially owning the shares set forth therein have sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                               Amount      Percent
                            Name and Address of Beneficial  Beneficially     of
   Title of Voting Class                Owner                  Owned        Class
   ---------------------   -------------------------------- ------------   -------
   Class A Common Stock    Brian L. Roberts                    138,268(1)    0.6%
                           1500 Market Street
                           Philadelphia, PA 19102-2148

                           Chilton Investment Company, Inc.  2,111,000(2)    9.7%
                           1266 East Main Street, 7th Floor
                           Stamford, CT 06902

   Class B Common Stock    Brian L. Roberts                  9,444,375(1)    100%
                           1500 Market Street
                           Philadelphia, PA 19102-2148

--------
(1) As of March 31, 2002, Sural LLC ("Sural"), a Delaware limited liability company, was the sole owner of the Company's outstanding Class B Common Stock and owned 136,912 shares of the Company's outstanding Class A Common Stock. Mr. Brian L. Roberts, President of the Company, owns membership interests representing substantially all of the voting power of all classes of voting securities of Sural. Pursuant to Rule 13d-3 under the Exchange Act, Mr. Brian L. Roberts is deemed to be the beneficial owner of the shares of Class B Common Stock and Class A Common Stock owned by Sural, and he is deemed to be the beneficial owner of 1,356 shares of Class A Common Stock owned by his wife, as to which he disclaims beneficial ownership. Since each share of Class B Common Stock is entitled to fifteen votes, the shares of Class A Common Stock and Class B Common Stock owned by Sural and Mr. Brian L. Roberts constituted as of March 31, 2002 approximately 87% of the voting power of the two classes of the Company's voting Common Stock combined. The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock or Class A Special Common Stock. If Sural and Mr. Brian L. Roberts were to convert the Class B Common Stock that they are deemed to beneficially own into Class A Common Stock, Mr. Roberts would beneficially own 9,582,643 shares of Class A Common Stock (approximately 30.6% of the Class A Common Stock).

(2) The information contained in this table with respect to Chilton Investment Company, Inc. ("Chilton") is based upon a filing dated March 28, 2002 made on Schedule 13G by Chilton setting forth information as of March 18, 2002. The Schedule 13G indicates that Chilton has sole voting and dispositive power as to all of such shares.

Security Ownership of Management

  The following table sets forth certain information regarding the Class A Common Stock (one vote per share) and the Class A Special Common Stock (generally non-voting) beneficially owned as of March 31, 2002 by each director of the Company, by Mr. Ralph J. Roberts (the "Chief Executive Officer," see note (11) below), by each of the Company's other four most highly compensated executive officers during 2001 and by all the directors and executive officers of the Company as a group. The table also sets forth certain information regarding the shares of Common Stock of QVC, Inc., a 57%- owned non-public subsidiary of the Company, beneficially owned as of March 31, 2002 by the persons named in the table and by all the directors and executive officers of the Company as a group. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                Amount Beneficially Owned            Percent of Class
                          -------------------------------------- -------------------------
                                             Class A                      Class A
Name of Beneficial Owner     Class A       Special(1)     QVC(2) Class A Special(1) QVC(2)
------------------------  ------------- ----------------- ------ ------- ---------- ------
Decker Anstrom..........     --             10,600           --     --      (3)      --
Sheldon M. Bonovitz.....     12,080(4)     204,658(5)        --    (3)      (3)      --
Julian A. Brodsky.......    145,968(6)   2,829,490(7)        800   (3)      (3)      (3)
Stephen B. Burke........     --          1,071,354(8)        --     --      (3)      --
Joseph L. Castle, II....        375         26,969           --    (3)      (3)      --
Brian L. Roberts........    138,268(9)  15,028,092(10)     5,392 (3)(9)   1.6%(10)   (3)
Ralph J. Roberts(11)....    809,120(12)  5,464,508(13)       --    3.7%     (3)      --
Felix G. Rohatyn........     --             12,000           --     --      (3)      --
Lawrence S. Smith.......     --            619,734(14)     2,560    --      (3)      (3)
Bernard C. Watson.......     --             32,400           --     --      (3)      --
Irving A. Wechsler......     98,581        583,251           --    (3)      (3)      --
Anne Wexler.............     --             33,900           --     --      (3)      --
All directors and
 executive officers as a  1,225,963     27,617,201        11,152   5.6%   3.0%       (3)
 group (15 persons).....  (4)(6)(9)(12) (5)(7)(8)(10)(13)
                                        (14)(15)

--------
 (1) With respect to each beneficial owner, the shares issuable upon exercise of his or her options exercisable on or within 60 days of March 31, 2002 are deemed to be outstanding for the purpose of computing the number of shares and percentage of the class of Common Stock owned. Includes the following shares of Class A Special Common Stock for which the following persons hold options exercisable on or within 60 days of March 31, 2002: Mr. Anstrom, 9,000 shares; Mr. Bonovitz, 32,400 shares; Mr. Brodsky, 1,667,922 shares; Mr. Burke, 1,060,355 shares; Mr. Castle, 21,600 shares; Mr. Brian L. Roberts, 5,370,968 shares; Mr. Ralph J. Roberts, 3,664,705 shares; Mr. Rohatyn, 9,000 shares; Mr. Smith, 498,745 shares; Mr. Watson, 32,400 shares; Mr. Wechsler, 32,400 shares; Ms. Wexler, 32,400 shares; and all directors and executive officers as a group, 13,912,370 shares. Does not include the following shares which were issuable under options exercised prior to March 31, 2002, but the issuance and receipt of which was irrevocably deferred for periods of time not exceeding three years pursuant to the Company's 1997 Deferred Stock Option Plan: Mr. Bonovitz, 34,631 shares; Mr. Brodsky, 1,678,293 shares; Mr. Ralph J. Roberts, 4,164,523 shares; and Mr. Wechsler, 29,694 shares. Does not include interests owned indirectly in Comcast Interactive Capital, L.P. ("CIC"), a limited partnership that is consolidated in the Company's financial statements, as follows: Mr. Ralph J. Roberts, 1.18%; Mr. Brian L. Roberts, 1.18%; Mr. Burke, 0.88%; and Mr. Smith, 0.94%. Does not include Mr. Brodsky's approximately 38% interest in the general partner of CIC, in which the Company owns no interest.

 (2) With respect to each beneficial owner, the shares issuable upon exercise of his or her options exercisable on or within 60 days of March 31, 2002 are deemed to be outstanding for the purpose of computing the number and percentage of the shares of Common Stock of QVC, Inc. owned. Includes the following shares of QVC, Inc. Common Stock for which the following hold options exercisable on or within 60 days of March 31, 2002: Mr. Brodsky, 320 shares; Mr. Brian L. Roberts, 640 shares; Mr. Smith, 1,760 shares; and all directors and executive officers as a group, 3,920 shares.

 (3)  Less than one percent of the applicable class.

 (4) Includes 6,425 shares of Class A Common Stock owned by his wife and 2,636 shares held by him as trustee for a testamentary trust, as to all of which shares he disclaims beneficial ownership.

 (5) Includes 4,498 shares of Class A Special Common Stock owned by his wife, 112,528 shares held by him as trustee for a testamentary trust, 40,000 shares held by him as a trustee of grantor retained annuity trusts for his mother-in-law, and 10,476 shares owned by a charitable foundation of which his wife is a trustee, as to all of which shares he disclaims beneficial ownership.

 (6) Includes 15,000 shares of Class A Common Stock owned by a charitable foundation of which he and members of his family are directors and officers.

 (7) Includes 122,067 shares of Class A Special Common Stock owned in a grantor retained annuity trust, as to all of which shares he disclaims beneficial ownership.

 (8) Includes 492 shares of Class A Special Common Stock owned in the Comcast Corporation Retirement--Investment Plan, as to which shares he disclaims beneficial ownership.

 (9) Includes 1,356 shares of Class A Common Stock owned by his wife, as to which shares he disclaims beneficial ownership, and 136,912 shares owned by Sural. Does not include additional shares of Class A Common Stock issuable upon conversion of Class B Common Stock beneficially owned by Mr. Brian L. Roberts. If Sural and Mr. Brian L. Roberts were to convert the Class B Common Stock that they are deemed to beneficially own into Class A Common Stock, Mr. Brian L. Roberts would beneficially own 9,582,643 shares of Class A Common Stock (approximately 30.6% of the Class A Common Stock). See note (1) to the table under the caption "Principal Shareholders."

(10) Includes 2,712 shares of Class A Special Common Stock owned by his wife and 41,132 shares owned in the Comcast Corporation Retirement--Investment Plan, as to all of which shares he disclaims beneficial ownership. Also includes 9,581,288 shares owned by Sural, but does not include additional shares of Class A Special Common Stock issuable upon conversion of Class B Common Stock beneficially owned by Mr. Brian L. Roberts. If Sural and Mr. Brian L. Roberts were to convert the Class B Common Stock that they are deemed to beneficially own into Class A Special Common Stock, Mr. Brian L. Roberts would beneficially own 24,472,467 shares of Class A Special Common Stock (approximately 2.6% of the Class A Special Common Stock). See note (1) to the table under the caption "Principal Shareholders."

(11) The Company's by-laws do not provide for the position of "Chief Executive Officer." For purposes of application of the proxy rules of the Securities and Exchange Commission to this Proxy Statement, the Company has determined that Mr. Ralph J. Roberts should be deemed to be the Company's chief executive officer.

(12) Includes 570,813 shares of Class A Common Stock owned by a limited partnership, the general partner of which is controlled by Mr. Ralph J. Roberts.

(13) Includes 570,813 shares of Class A Special Common Stock owned by a limited partnership, the general partner of which is controlled by Mr. Ralph J. Roberts.

(14) Includes 36,355 shares of Class A Special Common Stock owned in a grantor retained annuity trust, as to which shares he disclaims beneficial ownership.

(15) Includes 58 shares of Class A Special Common Stock owned by executive officers, other than those named above, in the Comcast Corporation Retirement--Investment Plan, as to which shares beneficial ownership is disclaimed.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period January 1, 2001 through December 31, 2001 were made on a timely basis; however, the withholding of 20,917 shares of stock in connection with a stock option exercise by Mr. Ralph J. Roberts under the Company's 1997 Deferred Stock Option Plan on June 1, 2000 was reported on a Form 4 filed on September 7, 2001.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the meeting, the shareholders will elect ten directors to hold office for the ensuing year and until their respective successors have been duly elected and qualified. Should any one or more of these nominees become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors. Each of the nominees currently is serving as a director of the Company.

  The following sets forth certain information about each nominee:

  Ralph J. Roberts, 82, has served as a director and Chairman of the Board of Directors of the Company for more than five years. He is the father of Mr. Brian L. Roberts. Mr. Roberts is also a director of Comcast Cable
Communications, Inc.

  Julian A. Brodsky, 68, has served as a director and Vice Chairman of the Board of Directors of the Company for more than five years. Mr. Brodsky is also Chairman of Comcast Interactive Capital, L.P., a venture fund that is consolidated in the Company's financial statements and for which the Company is the principal source of capital. He is also a director of RBB Fund, Inc. and NDS Group plc.

  Brian L. Roberts, 42, has served as President of the Company and a director for more than five years. He is Manager of Sural. He is a son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of Comcast Cable Communications, Inc. and The Bank of New York Company.

  Decker Anstrom, 51, has been a director of the Company since 2001. Mr. Anstrom was President and Chief Executive Officer of The Weather Channel from 1999 to 2001. In 2002, Mr. Anstrom became a director and the President and Chief Operating Officer of Landmark Communications, Inc., a privately-held multimedia company the assets of which include The Weather Channel. Prior to 1999, Mr. Anstrom was President and Chief Executive Officer of the National Cable Television Association ("NCTA") in Washington, D.C. for five years. He is currently a director of the NCTA and the Cable TV Advertising Bureau.

  Sheldon M. Bonovitz, 65, has been a director of the Company for more than five years. Mr. Bonovitz has been a partner specializing in tax matters with the law firm of Duane, Morris & Heckscher LLP for more than five years and is currently Chairman and Chief Executive Officer of that firm. Mr. Bonovitz is also a director of Surgical Laser Technologies, Inc. and eResearch Technologies, Inc.

  Joseph L. Castle, II, 69, has been a director of the Company for more than five years. Mr. Castle has been, for more than five years, a financial consultant and is the Chairman and Chief Executive Officer and a director of Castle Energy Corporation, an independent oil and gas exploration and production company. Mr. Castle is also a director of Charming Shoppes, Inc.

  Felix G. Rohatyn, 73, has been a director of the Company since 2001. Since April 2001, Mr. Rohatyn has been President of Rohatyn Associates LLC, a licensed broker dealer engaging in financial consulting, mergers and acquisitions and capital formation. Mr. Rohatyn was the United States Ambassador to France from September 1997 to December 2000. Prior to 1997, Mr. Rohatyn was Managing Director of Lazard Freres & Co. LLC, Investment Bankers, in New York, New York for at least five years. Mr. Rohatyn is also a director of Fiat SpA, LVMH Moet Hennessey Louis Vuitton SA, Suez and Publicis Groupe SA.

  Bernard C. Watson, 74, has been a director of the Company for more than five years. From 1993 until his retirement in 1997, Dr. Watson was Chairman of the Board of Directors of Health Management Alternatives Foundation. Prior to 1993, he had been President and Chief Executive Officer of the William Penn Foundation for more than five years.

  Irving A. Wechsler, 81, has been a director of the Company for more than five years. Mr. Wechsler is currently of counsel in the firm of Wechsler, Wolsh and Associates, Certified Public Accountants, in Pittsburgh, Pennsylvania, where he had previously been a partner for more than five years.

  Anne Wexler, 72, has been a director of the Company for more than five years and has been for more than five years Chairman of Wexler Walker Public Policy Associates, a consulting firm specializing in government relations and public affairs, which is an operating unit of Hill and Knowlton Public Affairs Worldwide. Ms. Wexler is also a director of seventeen individual funds of The Dreyfus Corporation complex of mutual funds, and a director of Wilshire Mutual Funds, Inc. and Methanex Corporation.

Committees and Meetings of the Board of Directors

  The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Compensation Committee has a Subcommittee on Performance-Based Compensation.

  Messrs. Bonovitz, Castle, Brian L. Roberts and Ralph J. Roberts (Chair) serve as members of the Executive Committee. The Executive Committee held four meetings during 2001. The Executive Committee acts for the directors in the intervals between meetings of the Board of Directors.

  Messrs. Anstrom, Bonovitz, Castle, Rohatyn and Wechsler (Chair) serve as members of the Audit Committee. The Audit Committee held seven meetings during 2001. The Audit Committee meets with the Company's independent public accountants, counsel, internal audit department and management to discuss the scope and results of the annual audit, internal accounting procedures and certain other questions of accounting policy, as more fully described in the Report of the Audit Committee presented under Proposal Two below.

  Messrs. Castle and Watson serve as members of the Subcommittee on Performance-Based Compensation of the Compensation Committee (the "Compensation Subcommittee"). The Compensation Subcommittee held four meetings during 2001. The Compensation Subcommittee's functions include responsibility for the Company's stock option, restricted stock and bonus plans, establishing performance-based criteria and goals for compensation to senior executive officers, and approving certain agreements with the Chief Executive Officer and Mr. Brian L. Roberts. Messrs. Anstrom, Bonovitz (Chair), Castle and Watson serve as members of the Compensation Committee, which considers and determines all other compensation matters relating to the Company's executive officers. The Compensation Committee held four meetings during 2001, in conjunction with meetings of the Compensation Subcommittee.

  Ms. Wexler (Chair) and Messrs. Rohatyn and Watson serve as members of the Nominating Committee. The Nominating Committee held one meeting during 2001. The Nominating Committee reviews the size and composition of the Board of Directors and is responsible for recommending nominees to serve on the Board of Directors. In carrying out its responsibilities, the Nominating Committee will consider candidates recommended by other directors, employees and shareholders. Written suggestions for candidates to serve as directors if nominated and elected should be sent to the President of the Company at Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. The Company's by-laws require that written notice of the intent to make a nomination at a meeting of shareholders must be received by the President of the Company (a) with respect to an election to be held at an annual meeting, not less than 90 days in advance of the date which is the one year anniversary of the prior year's annual meeting of shareholders, and (b) with respect to an election to be held at a special meeting, the close of business on the seventh day following the day on which notice of a special meeting of shareholders for the election of directors is given to shareholders. The notice must contain:
(a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of the Company's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and
(e) the consent of each nominee to serve as a director of the Company if so elected.

  The Board of Directors held fourteen meetings in 2001. No member of the Board of Directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served.

Compensation of Directors

  Each member of the Board of Directors who is not an employee of the Company (a "non-employee director") receives an annual fee of $35,000, plus $2,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of any committee of the Board of Directors attended which is not held in conjunction with a meeting of the Board of Directors. In addition, any non-employee director who serves as the chair of a committee of the Board of Directors receives an annual fee of $1,000. Each director is also reimbursed for incidental travel expenses for meetings attended.

  The Comcast Corporation 1996 Stock Option Plan (the "1996 Stock Option Plan") provides that each non-employee director will be granted annually, on each February 1, an option to purchase 5,400 shares of Class A Special Common Stock except that any newly-elected non-employee director shall receive a grant of options to purchase 9,000 shares of Class A Special Common Stock on the date such director is first elected to the Board of Directors. If such election date is less than 90 days before the next February 1, a newly-elected director shall not be entitled to receive the option to purchase 5,400 shares on that February 1. The options granted to non-employee directors have an exercise price per share equal to the fair market value of a share of Class A Special Common Stock on the date of grant. Each such option becomes exercisable six months after the date of grant and generally expires five years from the date of grant. A non-employee director of the Company may not sell shares of the Company's common stock unless, subsequent thereto, such director owns shares of the Company's common stock with a value at least equal to five times their base annual compensation from the Company. See "Report on Executive Compensation--Equity Ownership Policy."

Certain Related Party Transactions

  Mr. Bonovitz, a director of the Company, is Chairman and Chief Executive Officer of the law firm of Duane, Morris & Heckscher LLP, which provides services to the Company. In 2001, total fees paid for such services were $92,524.

  Ms. Wexler, a director of the Company, is Chairman of the consulting firm Wexler Walker Public Policy Associates, which is an operating unit of Hill & Knowlton Public Affairs Worldwide. Wexler Walker Public Policy Associates provides services to the Company, and, in 2002, Ms. Wexler was appointed the Company's Senior Washington Advisor. In 2001, total fees paid for such services were $426,624.

Compensation Committee Interlocks and Insider Participation

  Mr. Bonovitz, a member of the Compensation Committee, is Chairman and Chief Executive Officer of the law firm of Duane, Morris & Heckscher LLP, which provides services to the Company from time to time. Mr. Bonovitz is not a member of the Compensation Subcommittee, which, during 2001, performed substantially all functions of the Compensation Committee with respect to senior executives of the Company, including administration of the Company's stock option and restricted stock plans, the bonus plans applicable to senior executives of the Company, and approval of all agreements with the Chief Executive Officer, Mr. Brian L. Roberts and other executive officers.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

                                 PROPOSAL TWO

               TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors with respect to the consolidated financial statements of the Company for 2002. The Board of Directors has determined to request the shareholders to ratify such appointment, although shareholder ratification is not required. A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

  The following table sets forth the fees incurred by the Company for the services of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2001.

                           Financial Information Systems                   All Other
      Audit Fees           Design and Implementation Fees                     Fees
      ----------           ------------------------------                 ------------
     $2.0 million                       --                                $1.6 million

  Audit Fees consist of services rendered for the audit of the annual financial statements and the reviews of quarterly financial statements of the Company for 2001.

  All Other Fees consist of audit related services of approximately $600,000 and non-audit services of approximately $1,000,000. Audit related services include fees for statutory audits, employee benefit plan audits, due diligence and related services on acquisitions, accounting consultations and work on filings with the Securities and Exchange Commission. Non-audit services include fees amounting to (i) approximately $800,000 for domestic and foreign tax compliance, tax consultation, tax examination assistance, expatriate administration and tax preparation and (ii) approximately $200,000 for information technology consulting.

Report of the Audit Committee

  The Audit Committee of the Board of Directors (the "Audit Committee") is composed entirely of independent directors as defined in the listing standards of the National Association of Securities Dealers, Inc. The key responsibilities of the Audit Committee are set forth in its Charter, adopted on May 1, 2000, which was included with the Company's Proxy Statement for its 2001 Annual Meeting of Shareholders.

  The Audit Committee serves in an oversight capacity and is not intended to be part of the Company's operational or managerial decision-making process. The Company's management is responsible for preparing the Company's consolidated financial statements, and its independent auditors are responsible for auditing the consolidated financial statements. The principal purpose of the Audit Committee is to monitor these processes.

  In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) as amended.

  The Audit Committee discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee has also considered whether the independent auditors' provision of non-audit related services to the Company is compatible with the auditors' independence.

  The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

  In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee has recommended and the Board has approved, subject to shareholder ratification, the selection of the Company's independent auditors.

                        Members of the Audit Committee
                          Irving A. Wechsler (Chair)
                                Decker Anstrom
                              Sheldon M. Bonovitz
                             Joseph L. Castle, II
                               Felix G. Rohatyn

                                PROPOSAL THREE

                        TO APPROVE AN AMENDMENT TO THE
                  COMCAST CORPORATION 1996 STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan is the Company's sole plan for awarding options to purchase shares of the Company's Class A Special Common Stock to the Company's employees and non-employee directors. A description of the terms of the 1996 Stock Option Plan is provided below. The Company's shareholders will vote at the meeting on a proposal to increase the maximum aggregate number of shares for which options may be granted under the 1996 Stock Option Plan from 50 million shares to 75 million shares.

  Prior to April 29, 2002, the maximum number of shares of the Company's Class A Special Common Stock for which options may be granted under the 1996 Stock Option Plan was limited to an aggregate of 50 million shares. On April 29, 2002, the Compensation Subcommittee amended the 1996 Stock Option Plan to increase the aggregate number of shares for which options may be granted under the 1996 Stock Option Plan to 75 million shares, subject to approval by the Company's shareholders at the meeting.

  If the proposed merger of the Company with the broadband business of AT&T Corp. referenced in the notice of meeting occurs, it is anticipated that the 1996 Stock Option Plan will be adopted by the new combined company and options granted thereunder will remain outstanding with respect to the combined company's common stock. The increased number of shares under the 1996 Stock Option Plan that is the subject of shareholder approval under this proposal will be available to the combined company if the merger occurs; however, the number of additional shares was determined by anticipating the needs of the Company through at least 2003, assuming the proposed merger does not occur. If the proposed merger occurs, the Company anticipates that further shares (in addition to those proposed for approval hereunder) will need to be added to the 1996 Stock Option Plan to meet the needs of the substantially larger combined company. Any such further increase will be subject to shareholder approval at a meeting of the shareholders of the combined company.

Description of the 1996 Stock Option Plan

  The following is a summary of the material features of the 1996 Stock Option Plan.

  The 1996 Stock Option Plan provides for the grant of options to purchase shares of the Company's Class A Special Common Stock to employees (whether or not members of the Board of Directors) of the Company and its parents or subsidiaries ("Affiliates") within the meaning of Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "Code"), as designated by the Company's Board of Directors or a committee of two or more of its non-employee members appointed by the Board of Directors, and for the grant of options to non-employee directors of the Company. Except to the extent an option granted under the 1996 Stock Option Plan is specifically designated as a nonqualified option (as defined below) or otherwise becomes a nonqualified option after grant, options granted to employees of the Company or its Affiliates under the 1996 Stock Option Plan are intended to qualify as qualified stock options (sometimes hereinafter referred to as "ISOs") within the meaning of Section 422(b) of the Code. Options granted under the 1996 Stock Option Plan to non-employee directors of the Company, options granted to employees under the 1996 Stock Option Plan which are specifically designated as nonqualified options, and options otherwise ineligible for treatment as an ISO are hereinafter referred to as "nonqualified options."

  The purpose of the 1996 Stock Option Plan is to assist the Company in retaining valued employees, officers and directors by offering them a greater stake in the Company's success and a closer identity with it, and to aid in attracting individuals whose services would be helpful to the Company and would contribute to its success.

  ISOs and nonqualified options are sometimes hereinafter collectively referred to as "Options." Recipients of Options are hereinafter referred to as "Optionees." Shares of the Company's Class A Special Common Stock are sometimes hereinafter referred to as "Shares." Shares which may be issued upon exercise of Options are hereinafter referred to as "Option Shares." The 1996 Stock Option Plan is currently administered by the Compensation Subcommittee of the Board of Directors. This subcommittee, or any other committee or subcommittee of the Board of Directors administering the 1996 Stock Option Plan, is sometimes referred to, with respect to the 1996 Stock Option Plan, as the "Committee."

  No Options may be granted under the 1996 Stock Option Plan after March 12,
2006.

 Eligibility

  All employees of the Company and its Affiliates are eligible to receive ISOs under the 1996 Stock Option Plan. All employees and non-employee directors of the Company and its Affiliates are eligible to receive nonqualified options under the 1996 Stock Option Plan. An employee may receive more than one Option under the 1996 Stock Option Plan but only on the terms and subject to the restrictions of the 1996 Stock Option Plan.

  In determining the eligible participants to whom Options are granted under the 1996 Stock Option Plan and the number of Shares covered by such Options, the Committee may take into account the nature of such participant's services and responsibilities, his or her present and potential contributions to the Company's success and such other factors as the Committee may deem relevant.

  The 1996 Stock Option Plan provides that the maximum number of shares of the Class A Special Common Stock for which Options may be issued to any single individual in any calendar year is 10 million shares, subject to adjustment as described under "Purchase of Shares Under the 1996 Stock Option Plan" below. The 1996 Stock Option Plan provides that each non-employee director of the Company shall receive a grant of Options to purchase 5,400 shares of Class A Special Common Stock on each February 1, except that any newly-elected non-employee director shall receive a grant of Options to purchase 9,000 shares of Class A Special Common Stock on the date such director is first elected to the Board of Directors. If such election date is less than 90 days before the next February 1, the newly-elected director shall not be entitled to receive Options to purchase 5,400 shares on that February 1.

 Shares Covered By The 1996 Stock Option Plan

  On April 29, 2002, the Committee amended the 1996 Stock Option Plan, subject to shareholder approval at the meeting, to provide for the grant of Options to purchase up to an aggregate of 75 million shares of the Company's Class A Special Common Stock. Prior to such amendment, the maximum number of shares underlying Options available for grant was 50 million. If an Option granted under the 1996 Stock Option Plan expires or terminates without having been exercised in full, the Option Shares allocable to the unexercised portion of such Option will be available for the grant of additional Options under the 1996 Stock Option Plan, to the extent additional Options thereunder may be granted.

 New Plan Benefits

  Future grants of Options, if any, that will be made to eligible participants in the 1996 Stock Option Plan are subject to the discretion of the Committee and, therefore, are not determinable at this time. The following table reflects the number of Options which have been granted subject to shareholders' approval of the increase in the number of shares available for grant under the 1996 Stock Option Plan in accordance with this proposal.

                            1996 Stock Option Plan

Name and Position                                         Number of Options(1)
-----------------                                         --------------------
Ralph J. Roberts.........................................        600,000
 Chairman of the Board of Directors
Julian A. Brodsky........................................        150,000
 Vice Chairman of the Board of Directors
Brian L. Roberts.........................................        750,000
 President
Stephen B. Burke.........................................        800,000
 Executive Vice President; President of
 Comcast Cable Communications, Inc.
Lawrence S. Smith........................................        300,000
 Executive Vice President
All executive officers as a group........................      2,990,000
All non-employee directors as a group....................         37,800
Company employees other than executive officers, as a
 group...................................................      6,405,996

--------
(1) The options granted to Company employees other than executive officers vest in installments over a period of either five years or nine years and six months and expire ten years after the date granted. The options granted to the Company's executive officers vest in installments over a period of nine years and six months and expire ten years after the date granted. The options granted to the Company's non-employee directors vest fully six months after the date of grant and expire five years after the date granted. The exercise price of all of the options is the fair market value of the underlying shares on the date of grant. Except for 500,000 options granted to Mr. Burke on January 7, 2002, as to which the exercise price is $34.90, the options granted to all of the executive officers, including Messrs. Ralph J. Roberts, Brodsky, Brian L. Roberts, Burke and Smith, were granted on January 24, 2002, and the exercise price of those options is $35.49. The options granted to all of the non-employee directors were granted on February 1, 2002, and the exercise price of those options is $35.53. The options granted to Company employees other than executive officers were granted at various times from January 2002 to April 2002. The closing market price of the Class A Special Common Stock on the Nasdaq National Market on April 25, 2002 was $27.04.

 Administration

  The 1996 Stock Option Plan provides that it will be administered by any committee or subcommittee designated by the Board of Directors of the Company, provided such committee or subcommittee is composed of two or more non-employee members of the Board of Directors of the Company, each of whom is an "outside director" within the meaning of the Code. Currently, the Compensation Subcommittee of the Board of Directors administers the 1996 Stock Option Plan.

  The Committee is authorized under the 1996 Stock Option Plan to determine the Optionees to whom and the times at which the Options are granted and become exercisable. Subject to the provisions of the 1996 Stock Option Plan, the Committee also is authorized to determine the number of Shares issuable upon exercise of each Option and other terms and conditions of the Option. In addition, the 1996 Stock Option Plan provides that the Committee may determine whether an Option is intended to be an ISO. Under certain circumstances, the Committee may have the power to accelerate or extend the exercise date of outstanding Options. See "Amendments," "Methods of Exercise" and "Termination" below.

  The individual option document (the "Option Document") for each Option sets forth the terms of such Option, including the vesting of Options thereunder. The Option Documents are in such form as the Committee shall from time to time approve. The interpretation and construction by the Committee of any provision of the 1996 Stock Option Plan, or of any Option Document, is final, binding and conclusive.

 Purchase of Shares Under the 1996 Stock Option Plan

  Under the 1996 Stock Option Plan, the Committee sets forth in each Option Document the exercise price for the Option Shares covered thereby (the "Option Price"), provided that the Option Price of ISOs may not be less than 100% of the fair market value of such Shares on the date or at the time that the Option is granted. In addition, if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option Price must be at least 110% of the fair market value of such Shares on the date the Option is granted. The 1996 Stock Option Plan provides that "fair market value" shall generally be determined based on the last reported sale price of Shares on the last trading day prior to the date on which such Option is granted.

  The number of Shares of Class A Special Common Stock for which Options may be granted under the 1996 Stock Option Plan, and the number of Shares of Class A Special Common Stock issuable upon exercise of Options granted under the 1996 Stock Option Plan, and the exercise price for such Options, are subject to adjustment in the event of a stock dividend, stock split or certain other capital adjustments. No adjustment will be made in respect of the issuance of Shares on the conversion of other securities of the Company that are convertible into such class or classes of Shares.

 Amendments

  The Committee may amend the 1996 Stock Option Plan from time to time in such manner as it may deem advisable. However, amendments to change the class of individuals eligible to receive ISOs under the 1996 Stock Option Plan, extend the expiration date of the 1996 Stock Option Plan, decrease the minimum Option Price of an ISO granted under the 1996 Stock Option Plan or increase the maximum number of Shares for which Options may be granted (other than as a result of adjustments in the event of a stock dividend, stock split or certain other capital adjustments) are not effective unless shareholder approval is obtained within twelve months before or after such action. In addition, provisions of the 1996 Stock Option Plan relating to grants of Options to non-employee directors that determine (i) which directors are granted Options pursuant to such provisions; (ii) the number of Shares subject to Options granted under such provisions; (iii) the Option Price of such Shares; and (iv) the timing of grants of Options pursuant to such provisions may not be amended more than once every six months, other than to comport with the Code or the Employee Retirement Income Security Act of 1974, if applicable.

  The power of the Board of Directors or the Committee to amend Option Documents or the 1996 Stock Option Plan may be subject to limitations contained in applicable provisions of the Code and federal securities laws and regulations.

 Methods of Exercise

  An Option granted under the 1996 Stock Option Plan may be exercised by the Optionee only by written notice to the Company. The notice required under the 1996 Stock Option Plan must specify the number of Shares to be purchased and must be accompanied by payment in full of the purchase price. Payment may be made in cash, by certified check payable to the order of the Company, or by a combination of the foregoing. In addition, if the Committee so provides in an Option Document, payment may be made all or in part in shares of Class A Special Common Stock or Class A Common Stock; provided, however, that the Option Shares may not be paid for in shares of Class A Special Common Stock or Class A Common Stock if such method of payment would result in liability under Section 16(b) of the Exchange Act, or if the Optionee does not own as of the date the relevant option is exercised a number of shares held for at least six months at least equal to the number of shares used to pay the exercise price of the Option.

  There is no limitation on the number of Shares an Optionee may acquire under the 1996 Stock Option Plan in any given year through the exercise of outstanding Options, except as may be provided by the Committee in an Option Document.

  Certain Optionees who hold nonqualified stock options may elect to defer the receipt of shares otherwise deliverable on the exercise of a nonqualified stock option under the Comcast Corporation 1997 Deferred Stock Option Plan. In general, an eligible Optionee may elect to defer the receipt of shares for a minimum of two years and a maximum of ten years. In general, the Company will deliver shares, which are originally reserved for issuance on the exercise of a nonqualified stock option, net of shares required to exercise, at the end of the deferral period elected by the eligible Optionee.

 Termination

  The term during which an Option may be exercised is set out in the individual Option Document, but may not exceed (i) ten years from the date of grant or, (ii) with respect to ISOs, five years from the date of grant if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliate.

  An Optionee's right to exercise any part of an Option granted pursuant to the 1996 Stock Option Plan terminates on expiration of the Option term specified in the Option Document. Generally, an Option expires on the first to occur of: (i) expiration of 90 days from the date when the Optionee ceases to be an employee of the Company or an Affiliate for any reason other than disability (as defined in Section 22(e)(3) of the Code), death or a finding of the Committee that the employee has breached his or her employment contract with, or has been engaged in any sort of disloyalty to, or has disclosed trade secrets of, the Company or an Affiliate, provided that the Committee may specify in an Option Document that an Option may be exercisable during a longer period after the Optionee ceases to be an employee, but in no event later than the expiration of the Option term specified in the Option Document;
(ii) expiration of one year from the date the Optionee's employment with the Company or an Affiliate terminates as a result of an Optionee's death or disability; (iii) the date set by the Committee as an accelerated expiration date in the event of the dissolution or liquidation of the Company or any other transaction in which an unaffiliated third party acquires more than 50% of the voting power for election of directors of the Company; or (iv) the date of a finding by the Committee that the Optionee has breached his or her employment contract with the Company or an Affiliate (if such Optionee is an employee of the Company or an Affiliate), has been engaged in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment (if an employee) or in the course of his or her service as a director (if a non-employee director), or has disclosed trade secrets of the Company or an Affiliate. In the event of such a finding by the Committee, in addition to immediate termination of the Option, the Optionee, upon a determination by the Committee, will forfeit all Option Shares for which the Company has not yet delivered stock certificates representing the Option Shares, upon refund by the Company of the exercise price of the Option.

  Options granted to certain employees of the Company, including the executive officers named under the heading "Executive Compensation," provide that in the event of death or disability (as defined in the 1996 Stock Option Plan) the Options will vest fully and remain exercisable for the remaining term.

 Transferability of Options

  In general, Options granted under the 1996 Stock Option Plan are not transferable by the Optionee except by will or by the laws of descent and distribution, and, during the lifetime of the Optionee, Options may be exercised only by the Optionee. However, the 1996 Stock Option Plan provides that the Committee may, in its discretion, provide in an Option Document or an amendment thereto that such Options may be transferred to members of the Optionee's immediate family, or trusts or partnerships the sole beneficiaries or partners of which are members of the Optionee's immediate family or the Optionee, provided that such transfer is without consideration. Any Options so transferred will remain subject to all conditions applicable to the Options, as set forth in the 1996 Stock Option Plan or the relevant Option Documents, except that the consent of the transferee of the Options (rather than that of the original Optionee) will be required in order to amend the transferred Options. See "Amendments" above. Any Option which is made transferable to the extent provided in the 1996 Stock Option Plan will be a nonqualified option.

 Cash Rights

  The 1996 Stock Option Plan provides that the Committee may, in its sole discretion, give an Optionee the right to receive the value of any nonqualified Option in cash upon exercise of the Option rather than to pay the exercise price of the Option and receive Shares. Such rights must be attached to specific Options and are subject to the same vesting, expiration and transferability terms as the Options to which they are attached. Options and associated cash rights may not be exercised separately.

 Withholding of Taxes

  Whenever the Company is required to deliver or transfer Shares of Class A Special Common Stock in connection with the exercise of an Option under the 1996 Stock Option Plan, the Company has the right to require the Optionee to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or to take whatever action it deems necessary to protect its interests with respect to tax liabilities in connection with the issuance of such shares.

  Under the 1996 Stock Option Plan, tax liabilities incurred in connection with the exercise of an Option will be satisfied by the Company's withholding a portion of the Option Shares underlying the Option that have a fair market value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law, unless otherwise determined by the Committee with respect to any Optionee. However, the Committee may permit an Optionee to elect to have taxes withheld in excess of the minimum amount required to be withheld by the Company (provided the Optionee certifies at the time of such election that he or she has held for at least six months a number of Shares at least equal to the number of all Option Shares withheld in excess of the minimum amount), or to pay to the Company in cash all or a portion of the taxes to be withheld upon the exercise of an Option. The Committee may add such other requirements and limitations regarding these elections as it deems appropriate.

 Federal Income Taxation

  The following discussion is intended to point out the general principles of current federal income tax law applicable to the Options issued under the 1996 Stock Option Plan.

  Incentive Stock Options. For the purposes of the regular income tax currently imposed under the Code, the holder of an Option under the 1996 Stock Option Plan which is an ISO will not recognize taxable income upon either the grant or exercise of the Option.

  The Optionee will recognize long-term capital gain or loss on a disposition of the Option Shares acquired upon exercise of an ISO provided the Optionee does not dispose of the Option Shares within two years from the date the ISO was granted and within one year after the Option Shares were transferred to the Optionee. For purposes of determining such gain or loss, the Optionee's basis in such Shares will, in general, be the Optionee's Option Price. Under present law, long-term capital gain is subject to an effective tax rate of 20% or 18%, depending upon the length of time the Option Shares are held, while ordinary income may be taxed at a maximum effective rate of 38.6%. If the Optionee satisfies both of the holding periods described above, then the Company will not be allowed a deduction by reason of the exercise of the ISO.

  The amount, if any, by which the fair market value of an Option Share at the time of exercise (determined without regard to certain transfer restrictions) exceeds the Option Price will be included in the computation of the Optionee's "alternative minimum taxable income," generally in the year he or she exercises the ISO, for purposes of the "alternative minimum tax" imposed by
Section 55 of the Code. If an Optionee pays alternative minimum tax, the amount of such tax paid that is attributable to the exercise of ISOs will be allowed as a credit against regular tax liability in subsequent years in which the Optionee's regular tax liability (reduced by certain other tax credits) exceeds his or her alternative minimum tax. Further, the Optionee's basis in Option Shares acquired through exercise of an ISO will, for alternative minimum tax purposes, equal the fair market value of the Option Shares taken into account in determining the Optionee's alternative minimum taxable income.

  As a general rule, if the Optionee disposes of the Option Shares before satisfying the holding period requirements discussed above (a "disqualifying disposition"), his or her gain recognized on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the Option Shares on the date of exercise and the adjusted basis of the Option Shares (or, in certain cases, the excess of the amount realized on disposition over the adjusted basis, if such excess is less than the amount arrived at by the former calculation), and the Company will be entitled to a deduction in that amount.

  The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the recipient held the Option Shares prior to the disposition.

  Optionees may be permitted to exercise ISOs by transferring to the Company shares of Class A Special Common Stock or Class A Common Stock then held by the Optionee ("Prior Shares") having a market value equal to the Option Price of the Shares to be purchased (see "Methods of Exercise" above). If the Optionee acquired the Prior Shares by exercise of an ISO and the Optionee has not satisfied the holding period requirements described above for the Prior Shares, then the transfer will be treated as a disqualifying disposition by the Optionee of the Prior Shares. However, if the Optionee did not acquire the Prior Shares by exercise of an ISO or if the Optionee has satisfied the holding period requirements applicable to the Prior Shares, then the Optionee will not recognize gain or loss upon the exchange. In that case, the Optionee's basis and holding period (for purposes other than the Option holding period rules) in the Prior Shares will carry over to a corresponding number of Option Shares received. The Optionee's basis in any additional Option Shares received will be zero and his or her holding period will begin on the date the Optionee becomes the owner of such Shares.

  If an Option granted under the 1996 Stock Option Plan which is intended to be an ISO fails to qualify as such under applicable rules and regulations of the Code, such Option will be subject to the general principles of Federal income tax law discussed below with respect to nonqualified options.

  Nonqualified Options. For Federal income tax purposes, the holder of a nonqualified Option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant of a nonqualified Option. The Optionee will in general recognize ordinary income upon exercise of the nonqualified Option, in an amount equal to the excess of the fair market value of the Option Shares received at the time of exercise (including Option Shares withheld by the Company to satisfy tax withholding obligations) over the exercise price of the nonqualified Option, and the Company will be allowed a deduction in that amount.

  Upon disposition of the Option Shares, the Optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held the Option Shares prior to disposition. The amount of long-term or short-term capital gain or loss recognized by the Optionee upon disposition of the Option Shares will be an amount equal to the difference between the amount realized on the disposition and the Optionee's basis in the Option Shares (which basis is ordinarily the fair market value of the Option Shares on the date the Option was exercised).

  Optionees may be permitted to exercise nonqualified Options by transferring to the Company Prior Shares having a market value equal to the Option Price of the Shares to be purchased (see "Methods of Exercise" above). In that case, no income will be recognized on the receipt of a corresponding number of Option Shares, and the Optionee's basis and holding period in the Prior Shares will carry over to the corresponding number of Option Shares received. The Optionee's basis in such additional Option Shares received will equal the amount includable in the Optionee's income and his or her holding period will begin on the date the Optionee becomes the owner of such shares.

  Certain Optionees may be permitted to transfer nonqualified Options to members of their immediate family, or certain trusts or partnerships, without consideration. See "Transferability of Options" above. In the case of any nonqualified Option so transferred, the original Optionee will recognize income upon the exercise of the option by the transferee to the same extent as if the original Optionee had exercised the Option, and the Company's concurrent deduction will also be the same. The transferee's basis and holding period in the stock received upon exercise of the transferred Option will be the same basis and holding period as would have applied had the original Optionee exercised the option in the same manner used by the transferee to exercise the Option.

  As described above, certain Optionees who hold nonqualified Options may elect to defer the receipt of shares otherwise deliverable on the exercise of a nonqualified Option under the Comcast Corporation 1997 Deferred Stock Option Plan. The amount deferred will not be includible in an Optionee's ordinary income for federal income tax purposes for the taxable year in which the amount would have been received if no deferral election had been in effect. Instead, the value of shares distributed at the end of the deferral period will be includible in the Optionee's income when distributions under the 1997 Deferred Stock Option Plan are actually made.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMCAST CORPORATION 1996 STOCK OPTION PLAN.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth, for the Company's last three fiscal years, certain information concerning the annual and long-term compensation, as well as other compensation, paid to or for the Chief Executive Officer and each of the other executive officers named in the table.

                                                                  Long-Term
                                                                 Compensation  All Other
                                     Annual Compensation            Awards    Compensation
                              ---------------------------------- ------------  (Including
                                                                  Number of   Split-Dollar
                                                    Other Annual  Securities   Insurance
Name and Principal                                  Compensation  Underlying   Benefits)
Position(1)              Year   Salary   Bonus (2)      (3)       Options(#)      (4)
------------------       ---- ---------- ---------- ------------ ------------ ------------
Ralph J. Roberts........ 2001 $1,171,325 $  585,663  $3,065,388  1,100,000(5) $ 9,660,949
 Chairman of the Board   2000  1,102,500    551,250   2,669,177    250,000(5)  10,427,697
 of Directors            1999  1,050,000    525,000   2,279,829    250,000(5)   9,769,013

Julian A. Brodsky....... 2001 $  797,677 $  398,839  $   80,298    150,000(5) $   412,305
 Vice Chairman of the                                                2,240(6)
 Board of Directors      2000    759,692    379,846      27,358     60,000(5)     418,968
                                                                       800(6)
                         1999    723,516    361,758      25,252     60,000(5)   1,121,721

Brian L. Roberts........ 2001 $1,102,500 $1,653,750  $  427,817    750,000(5) $   249,564
 President                                                           4,680(6)
                         2000  1,050,000  1,737,000     310,474  4,000,000(5)     932,376
                                                                       640(6)
                         1999  1,000,000  1,662,000     360,643  4,000,000(5)     233,875
                                                                     2,600(6)


Stephen B. Burke........ 2001 $  926,100 $  463,050  $    3,468    500,000(5) $   179,396
 Executive Vice          2000    882,000    441,000       2,149  1,300,000(5)      87,278
 President; President of 1999    841,000    420,000       1,713    100,000(5)      37,259
 Comcast Cable
 Communications, Inc.

Lawrence S. Smith....... 2001 $  825,000 $  412,500  $    3,754    250,000(5) $   230,521
 Executive Vice          2000    759,692    449,962       2,403    800,000(5)     704,977
 President               1999    723,516    431,440       3,496    100,000(5)     124,936

--------
(1) The Company's by-laws do not provide for the position of "Chief Executive Officer." For purposes of application of the proxy rules of the Securities and Exchange Commission to this Proxy Statement, the Company has determined that Mr. Ralph J. Roberts should be deemed to be the Company's chief executive officer.

(2) The amounts in this column include bonuses earned by the named persons under the Company's 1996 Executive Cash Bonus Plan, bonuses paid in 2000 and 1999 to Messrs. Brian L. Roberts and Smith relating to termination of a prior discretionary bonus plan, and guaranteed bonuses of $6,077 and $5,788 paid to Mr. Smith in 2000 and 1999, respectively.

(3) This column includes Company payments to the named executive officers to cover their tax liabilities incurred in connection with: (a) local taxes on certain stock option exercises for Mr. Brian L. Roberts; (b) Company payments to Messrs. Ralph J. Roberts, Brodsky and Brian L. Roberts to cover the premiums attributable to the term life insurance portion of split-dollar life insurance policies or separate term life insurance policies (see note (4)(b) below); (c) Company payments to cover premiums attributable to the executive long-term disability plan (see note

     (4)(d) below); and (d) other incidental taxable fringe benefits provided to the named executive officers. Such amounts are calculated based upon the amount of tax payable by the executive officers in accordance with the highest individual income tax bracket.

(4) The amounts shown in this column include benefits associated with split-dollar life insurance arrangements. In accordance with the terms of the split-dollar life insurance arrangements, the Company will recover all of the cumulative premiums paid by the Company for the whole-life portion of such policies. This column includes (with respect to amounts applicable to 2001): (a) the dollar value, on a term loan approach, of the benefit of the whole-life portion of the premiums for split-dollar life insurance policies paid by the Company on behalf of certain named executive officers projected on an actuarial basis (Mr. Ralph J. Roberts, $6,588,561; Mr. Brian L. Roberts, $22,596; and Mr. Smith, $19,619); (b)
     Company payments to certain named executive officers to cover the premiums attributable to the term life insurance portion of split-dollar life insurance policies or separate term life insurance policies (Mr. Ralph J. Roberts, $1,738,011; Mr. Brodsky, $14,229; Mr. Brian L. Roberts, $190,592; and Mr. Smith, $1,604); (c) Company contributions to the Comcast Corporation Retirement--Investment Plan in the amount of $3,424 for Mr. Burke and $7,650 for each of the other named executive officers;
     (d) Company payments to certain named executive officers to cover the premiums attributable to the executive long-term disability plan (Mr. Brodsky, $3,535; Mr. Brian L. Roberts, $4,104; and Mr. Smith, $1,658); and (e) the dollar value of interest earned on deferred compensation in excess of 120% of the Long-Term Applicable Federal Rate (Mr. Ralph J. Roberts, $1,326,727; Mr. Brodsky, $386,891; Mr. Brian L. Roberts, $24,622; Mr. Burke, $175,972; and Mr. Smith, $199,990).

(5) Represents the number of shares of the Company's Class A Special Common Stock issuable upon exercise of options. Share amounts with respect to options granted prior to May 5, 1999 reflect the stock split in the form of a dividend of one share of Class A Special Common Stock for each share of Class A Common Stock, Class A Special Common Stock and Class B Common Stock paid on May 5, 1999.

(6) Represents the number of shares of the Common Stock of QVC, Inc., a 57%- owned non-public subsidiary of the Company ("QVC"), issuable upon exercise of options granted to certain named executive officers by the Compensation Committee of the QVC Board of Directors pursuant to the 1995 QVC Stock Option and Stock Appreciation Rights Plan (the "1995 QVC Plan"). Such options were issued with tandem stock appreciation rights exercisable in lieu of the options for 75% of the excess of the value of the QVC Common Stock (as determined pursuant to the 1995 QVC Plan) over the exercise price of such options.

Stock Option Grants

  The following table contains information concerning grants of options under the Company's 1996 Stock Option Plan to the Chief Executive Officer and to each of the Company's other named executive officers during 2001. No Company stock appreciation rights ("SARs") were granted during 2001 to the Chief Executive Officer or to any of the Company's other named executive officers.

                      Company Stock Option Grants in 2001

                                           Individual Grants(1)
                           ------------------------------------------------------
                                          % of
                                          Total
                           Number of     Options
                           Securities    Granted
                           Underlying      to     Exercise            Grant Date
                            Options     Employees  Price   Expiration   Present
Name                       Granted(#)    in 2001   ($/Sh)    Dates     Value(2)
----                       ----------   --------- -------- ---------- -----------
Ralph J. Roberts..........    2,584(3)       *    $42.5563  03/26/06  $    35,709
                            497,416        5.0%    38.6875  03/26/11    9,774,244
                              2,704(3)       *     40.6670  07/30/06       39,168
                            597,296        6.0%    36.9700  07/30/11   11,288,238
Julian A. Brodsky.........    5,408          *    $36.9700  07/30/11  $   102,205
                            144,592        1.4%    36.9700  07/30/11    2,732,630
Brian L. Roberts..........    2,704(3)       *    $40.6670  07/30/06  $    39,168
                            747,296        7.4%    36.9700  07/30/11   14,123,074
Stephen B. Burke..........    5,408          *    $36.9700  07/30/11  $   102,205
                            494,592        4.9%    36.9700  07/30/11    9,347,246
Lawrence S. Smith.........    5,408          *    $36.9700  07/30/11  $   102,205
                            244,592        2.4%    36.9700  07/30/11    4,622,520

--------
* Less than one percent of total Company options granted to employees in 2001.

(1) All of the options are for the purchase of shares of Class A Special Common Stock and were granted on either March 26 or July 30, 2001 under the Company's 1996 Stock Option Plan. Except as described in note (3) below, all options granted in 2001 have exercise prices equal to the fair market value of the underlying shares on the date of grant. Except as described in the next sentence or in note (3) below, options generally become exercisable at the rate of 20% of the shares covered thereby on the second anniversary of the date of grant, another 10% on each of the third through ninth anniversaries of the date of grant and 10% six months prior to the tenth anniversary of the date of grant. The following options become exercisable at the rate of 40% of the shares covered thereby on the second anniversary of the date of the grant and 20% each on the third, fourth and fifth anniversaries of the date of the grant:
     302,296 options granted to Mr. Ralph J. Roberts, 80,000 options granted to Mr. Brodsky, 377,296 options granted to Mr. Brian L. Roberts, 255,000 options granted to Mr. Burke and 130,000 options granted to Mr. Smith on July 30, 2001, and 497,416 options granted to Mr. Ralph J. Roberts on March 26, 2001.

(2) These amounts represent the estimated present value of options at the date of grant calculated using the Black-Scholes option pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of approximately 35.9%; an expected term to exercise of eight years, except for certain incentive stock options granted to Messrs. Ralph J. Roberts and Brian L. Roberts, for which the expected term to exercise is five years; an interest rate of approximately 5.1%; and no dividend yield. The actual value of the options, if any, realized by an executive officer will depend on the extent to which the market value of the Class A Special Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict share performance.

(3) In accordance with the tax rules governing incentive stock options, these options were granted at an exercise price equal to 110% of the fair market value of the underlying share on the date of grant. The options to purchase shares of the Company's Class A Special Common Stock become exercisable at the rate of 40% of the shares covered thereby on the second anniversary of the date of grant, another 20% on each of the third and fourth anniversaries of the date of grant and another 20% six months prior to the fifth anniversary of the date of grant.

  The following table contains information concerning grants of options under the 1995 QVC Plan to the Chief Executive Officer and to each of the Company's other named executive officers during 2001. Each option under the 1995 QVC Plan is granted with a tandem SAR that entitles the recipient, in lieu of exercising the option to which the SAR relates, to receive a cash payment equal to 75% of the difference between the fair market value of a share of stock on the date of exercise and the exercise price of the option.

                      QVC Stock Option/SAR Grants in 2001

                                        Individual Grants(1)
                      ---------------------------------------------------------
                       Number of    % of Total
                       Securities  Options/SARs
                       Underlying   Granted to  Exercise             Grant Date
                      Options/SARs Employees in   Price   Expiration  Present
Name                   Granted(#)      2001      ($/Sh)     Dates     Value(2)
----                  ------------ ------------ --------- ---------- ----------
Ralph J. Roberts.....      --          --             --        --          --
Julian A. Brodsky....      800         1.4%     $1,216.00  01/08/11  $  380,016
                         1,440         2.6%     $1,374.00  06/22/11  $  799,690
Brian L. Roberts.....    3,520         6.3%     $1,216.00  01/12/11  $1,672,070
                           640         1.2%     $1,374.00  06/11/11  $  355,418
                           520          *       $1,374.00  07/18/11  $  287,570
Stephen B. Burke.....      --          --             --        --          --
Lawrence S. Smith....      --          --             --        --          --

--------
*  Less than one percent of total QVC options granted to employees in 2001.

(1) These options were granted on January 8, January 12, June 11, June 22 or July 18, 2001 pursuant to the terms of the 1995 QVC Plan. These options were granted at an exercise price representing the value of the shares underlying such options on the date of grant as determined pursuant to the 1995 QVC Plan, and such options vest 20% on each of the first five anniversaries of the date of grant, based on the named executive officer's continued service to the Company. In all cases, vesting is accelerated upon a change of control of QVC. The QVC options expire ten years after the date of grant. The terms of the QVC options provide that a new option will be granted each time shares acquired by exercise of an existing option are redeemed, with respect to a number of shares equal to the number of shares redeemed; except for the exercise price, the new option will contain substantially the same terms as the exercised option, as set forth in this footnote.

(2) These amounts represent the estimated present value of options at the date of grant calculated using the Black-Scholes option pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of approximately 20.0%; an expected term to exercise of eight years; an interest rate of approximately 5.3%; and no dividend yield. The actual value of the options, if any, realized by Messrs. Brodsky and Brian L. Roberts will depend on the extent to which the fair market value of the common stock of QVC exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by Messrs. Brodsky and Brian L. Roberts will be at or near the values estimated above.

Stock Option Exercises and Holdings

  The following table sets forth information related to options to purchase shares of the Company's Class A Special Common Stock exercised during 2001 by the Chief Executive Officer and each of the other named executive officers during 2001, and the number and value of options held at December 31, 2001 by such individuals.

                  Aggregated Company Option Exercises in 2001
                and Company Option Values at December 31, 2001

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                           Options at          In-the-Money Options at
                           Shares                     December 31, 2001(#)        December 31, 2001
                         Acquired on    Value       ------------------------- -------------------------
Name                     Exercise(#)   Realized     Exercisable Unexercisable Exercisable Unexercisable
----                     -----------  ----------    ----------- ------------- ----------- -------------
Ralph J. Roberts........   433,035       (1)         3,492,949    1,979,438   $90,887,439  $ 9,913,887
Julian A. Brodsky.......   504,450(2) $  901,999(2)  1,569,832      927,304   $40,615,015  $15,907,370
Brian L. Roberts........    37,578    $1,397,371     3,922,397    9,585,440   $56,771,254  $60,948,967
Stephen B. Burke........     5,770    $  164,715       924,980    2,969,250   $17,007,170  $21,013,245
Lawrence S. Smith.......   215,000    $5,725,252       326,050    1,923,172   $ 6,818,474  $19,498,071

--------
(1) Represents 433,035 shares of Class A Special Common Stock to be issued to Mr. Ralph J. Roberts, the receipt of which has been deferred until July 15, 2004 pursuant to the Company's 1997 Deferred Stock Option Plan (the "Deferred Stock Option Plan"), resulting from the exercise on March 8, 2001 of options to purchase 561,198 shares at an exercise price of $9.5625 per share, net of 11,183 shares withheld to satisfy certain tax obligations. The per share fair market value of such shares on March 8, 2001 was $45.875. The value ultimately realized with respect to such shares will be determined based on the fair market value of such shares upon their issuance to Mr. Ralph J. Roberts. If such shares (and such withheld shares) had been issued to Mr. Ralph J. Roberts on the date of exercise, the aggregate value realized by him with respect to such exercise would have been $20,378,502.

(2) Mr. Brodsky realized the value shown above upon the exercise of options to purchase 24,000 shares of Class A Special Common Stock. In addition, the receipt of 480,450 shares of Class A Special Common Stock to be issued to Mr. Brodsky, resulting from the exercise on January 3, 2001 of options to purchase 336,000 shares at an exercise price of $4.1667 per share and options to purchase 252,290 shares at an exercise price of $9.5625 per share, net of 13,411 shares withheld to satisfy certain tax obligations, was deferred until June 19, 2004 pursuant to the Deferred Stock Option Plan. The per share fair market value of such shares on January 3, 2001 was $40.375. The value ultimately realized with respect to such shares will be determined based upon the fair market value of such shares upon their issuance to Mr. Brodsky. If such shares (and such withheld shares) had been issued to Mr. Brodsky on the date of exercise, the aggregate value realized by him with respect to such exercises would have been $19,939,674.

  The following table sets forth information related to options to purchase shares of the Common Stock of QVC exercised during 2001 by the Chief Executive Officer and each of the other named executive officers during 2001, and the number and value of options held at December 31, 2001 by such individuals. Neither the Chief Executive Officer nor any of the Company's other named executive officers exercised any tandem SARs in 2001.

                    Aggregated QVC Option Exercises in 2001
                  and QVC Option Values at December 31, 2001

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at          In-the-Money Options at
                           Shares               December 31, 2001(#)        December 31, 2001
                         Acquired on  Value   ------------------------- -------------------------
Name                     Exercise(#) Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Ralph J. Roberts........      --          --       --           --             --           --
Julian A. Brodsky.......      480    $258,995      --         3,520            --    $1,138,790
Brian L. Roberts........    1,288    $735,002      920        9,872     $  772,947   $4,847,502
Stephen B. Burke........      --          --       --           --             --           --
Lawrence S. Smith.......      --          --     1,480          920     $1,207,137   $  751,167

  The following table summarizes share and exercise price information about the Company's equity compensation plans as of December 31, 2001. The table does not include any shares issuable upon the exercise of the proposed additional options under the 1996 Stock Option Plan that may be approved by the Company's shareholders at the meeting.

                     Equity Compensation Plan Information

                                                                       (c)
                                                               Number of securities
                                                    (b)        remaining available
                                 (a)          Weighted-average for future issuance
                         Number of securities  exercise price      under equity
                          to be issued upon    of outstanding   compensation plans
                             exercise of          options,          (excluding
                         outstanding options,   warrants and   securities reflected
Plan category            warrants and rights       rights         in column (a))
-------------            -------------------- ---------------- --------------------
Equity compensation
 plans approved by
 security holders:
  Option plans..........      55,521,008           $26.89             375,384
  Restricted stock
   plan.................         713,848              --            3,028,823
  Employee stock
   purchase plan........             --               --            4,199,976
Equity compensation
 plans not approved by
 security holders.......             --               --                  --
                              ----------                            ---------
    Total...............      56,234,856                            7,604,183
                              ==========                            =========

Pension Plan

  Under the Company's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), adopted July 31, 1989, supplemental retirement, death and disability benefits may be paid to or in respect of certain senior executives employed by the Company and its affiliated companies, as selected by the Company's Board of Directors. The Supplemental Executive Retirement Plan contemplates the payment of various percentages of a participant's final average compensation (as actuarially reduced, in certain circumstances, and as defined below) in the event that the participant (i) elects to retire early (after the later of the participant's 55th birthday or 20 years of service with the Company); (ii) retires at age 65 or after; (iii) suffers a permanent disability which renders the participant incapable of employment in the same or a similar occupation; or (iv) dies. A participant may elect a reduction in lifetime benefits in exchange for the continuation of payments to a surviving spouse, or, as to Mr. Ralph J. Roberts, his designated beneficiary. Messrs. Ralph J. Roberts and Brodsky (who are each credited with 30 years of service, the maximum credited service allowed under the Supplemental Executive Retirement Plan) are the only current employees selected by the Board of Directors to participate in the Supplemental Executive Retirement Plan.

  The following table shows the annual single life annuity retirement benefit which Messrs. Ralph J. Roberts and Brodsky, respectively, would receive based on remuneration covered by, and years of service credited under, the Supplemental Executive Retirement Plan if he had retired on January 1, 2002 at age 65 (or older). The benefits shown below are subject to reduction for Social Security benefits.

                              Pension Plan Table

    Final Average                                              Years of Service
   Compensation(1)                                              30 or  More(2)
   ---------------                                             ----------------
    $1,000,000................................................     $600,000
     1,100,000................................................      660,000
     1,200,000................................................      720,000
     1,300,000................................................      780,000
     1,400,000................................................      840,000

--------
(1) Final average compensation equals one-fifth of the total compensation for the five years preceding termination of employment. Compensation includes salary, bonus (including any deferred bonus) and any other supplementary remuneration, but excludes payments made to participants for split-dollar life insurance premium bonuses and payments made to offset tax liabilities incurred related to these bonuses. In the case of Mr. Ralph J. Roberts, final average compensation may, under some circumstances, be increased as described below in "Agreements with Executive Officers--Compensation Agreement with the Chief Executive Officer--Election to Become a Consultant."

(2) This column represents the maximum benefits payable under the Supplemental Executive Retirement Plan.

  The Company also has an agreement with Mr. Brodsky pursuant to which he is entitled to a $30,000 payment each year for 15 years commencing upon his termination of employment, subject to a vesting schedule. Any benefits received under this agreement reduce the benefits to which Mr. Brodsky is entitled under the Supplemental Executive Retirement Plan.

Agreements with Executive Officers

 Compensation Agreement with the Chief Executive Officer

  A Compensation and Deferred Compensation Agreement and Stock Appreciation Bonus Plan with the Chief Executive Officer (the "1993 Compensation Agreement") was approved by the Company's shareholders on June 22, 1994. Certain terms of the 1993 Compensation Agreement expired on December 31, 1997, and on December 16, 1997 the Company and the Chief Executive Officer entered into a new Compensation and Deferred Compensation Agreement. This agreement was amended and restated effective August 31, 1998, and then amended again effective August 30, 1999 and June 5, 2001 (as so amended, the "1998 Compensation Agreement"). The 1998 Compensation Agreement generally extends the terms of the 1993 Compensation Agreement with certain modifications.

  The 1998 Compensation Agreement provides that the Chief Executive Officer will continue to serve as Chairman of the Board of Directors of the Company until December 31, 2002, or until such time as he may elect to change his status to that of a non-executive consultant, and that until he makes such election he will continue to devote substantially all of his working time to the Company, on the terms and conditions summarized below. If he elects to become a non-executive consultant, he shall devote such time as is necessary to perform the functions reasonably requested by the Company. In addition, for a period of five years following any termination of the service period of the 1998 Compensation Agreement, the Chief Executive Officer will perform such reasonable ceremonial functions as the Company may request, and will promote the interests and goodwill of the Company in such manner as the Company may reasonably request.

  Base Salary. The 1998 Compensation Agreement provides that the Chief Executive Officer will receive an annual base salary of $1 million beginning in 1998, as adjusted (but never reduced, except pursuant to an overall plan to reduce the compensation of all senior executive officers of the Company) in order to reflect the greater of increases in the consumer price index subsequent to 1997 and the average percentage increase in the base compensation of the five employees of the Company (other than the Chief Executive Officer) with the highest base compensation during the preceding year.

  Bonus. The 1998 Compensation Agreement provides that so long as he continues to serve as an executive of the Company, the Chief Executive Officer will be eligible to receive annual bonuses of up to 50% of his base salary in accordance with the Company's Executive Cash Bonus Plan, based on performance targets established by the Compensation Subcommittee.

  Split-Dollar Life Insurance. The 1998 Compensation Agreement requires the Company to continue to provide and to maintain the split-dollar life insurance provided to the Chief Executive Officer under the 1993 Compensation Agreement, and in addition to provide additional survivorship split-dollar life insurance to the Chief Executive Officer and his spouse. Such split-dollar life insurance includes certain split-dollar life insurance provided pursuant to the 1993 Compensation Agreement to replace the potential benefits represented by the Company's terminated discretionary bonus plan with respect to the appreciation through March 15, 1994, in the options for Class A Special Common Stock previously awarded to the Chief Executive Officer, taking into account the financial position of the Company and the tax deductibility of any such payments. Under the split-dollar life insurance arrangements, the Company pays a portion of the annual premiums for certain single-life and joint-and-survivor life insurance policies for the Chief Executive Officer, and upon payment of the policies at the death of the Chief Executive Officer or of the survivor of the Chief Executive Officer and his spouse, as applicable, the Company recovers all of the cumulative premiums previously paid by the Company for the whole-life portion of such policies. The Chief Executive Officer is responsible for payment of the portion of such annual premiums representing the cost of term insurance for each year. The Company also pays the Chief Executive Officer an annual cash bonus in an amount equal to the portion of the annual premium for such life insurance that he is required to pay; in addition, the Company increases the bonus by an amount sufficient to pay any income tax and gift tax liability incurred or to be incurred in connection with payment of the bonus.

  The Chief Executive Officer's split-dollar life insurance arrangements were revised in part in January 2002, in response to a general notice issued by the Internal Revenue Service ("notice"), to provide: that bonus amounts paid by the Company for premiums (and related bonus gross-up payments for income and gift taxes) would continue to be paid to the Chief Executive Officer subsequent to the policies achieving paid-up status; that the original method of calculating the cost of the death benefit coverage would be continued, in lieu of other lower cost methods permitted under the notice, so as to preserve the original intended economic costs and benefit of the plans to the Company and the Chief Executive Officer; and that, in order to avoid adverse tax consequences to the Chief Executive Officer and his spouse, various trusts created by the Chief Executive Officer may elect whether to pay premium amounts received after the policies achieve paid-up status to the Company (as partial repayments of premiums previously paid by the Company on the Chief Executive Officer's behalf) or to the insurance carrier.

  Supplemental Death Benefit. Upon the death of the Chief Executive Officer, the 1998 Compensation Agreement requires the Company to pay a supplemental death benefit (the "Death Benefit") to a beneficiary designated by the Chief Executive Officer. The 1998 Compensation Agreement substituted the Death Benefit for two bonus arrangements included in the 1993 Compensation Agreement that were based on appreciation of the Company's Class A Common Stock from the date of grant of options to purchase Class B Common Stock to the date of exercise. The Compensation Subcommittee determined that the after-tax present value cost to the Company of the Death Benefit was approximately equal to the cost of the bonuses that would otherwise have been paid. The Company must pay the Death Benefit within six months from the date of the Chief Executive Officer's death. Under the terms of the 1998 Compensation Agreement, the Chief Executive Officer requested that the Company invest portions of the Death Benefit in certain investments identified by the Chief Executive Officer. The Company has complied with the Chief Executive Officer's request, and so the amount of the Death Benefit has been adjusted to reflect the increase or decrease in value of any such investments. As of December 31, 2001, the amount of the Death Benefit was $30.5 million.

  Termination. The 1998 Compensation Agreement will terminate upon the Chief Executive Officer's death, at the Company's option upon his disability, or for cause (as such terms are defined in the 1998 Compensation Agreement) upon a vote of not less than two-thirds of the entire membership of the Company's Board of Directors. If his employment is terminated by reason of his death or disability, the Company shall continue to pay his annual base salary on a monthly basis to him, during his lifetime, or to the beneficiary designated by him for five years, and the Accrued Cash Bonus, the Benefit Plans (as such terms are defined in the 1998 Compensation Agreement) and the Death Benefit will continue to be payable in accordance with their terms. In the event of death, all of his outstanding stock options will vest fully and remain exercisable for their remaining terms. If his employment is terminated by the Company in violation of the 1998 Compensation Agreement, he shall remain entitled to substantially all of the benefits under the 1998 Compensation Agreement.

  Noncompetition and Confidentiality. Under the 1998 Compensation Agreement, the Chief Executive Officer has agreed not to compete with the Company during his employment and for five years after termination of his employment. The agreement also requires him to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company, at all times during his employment and after termination of his employment. Breach of any of such obligations constitutes cause for termination of the 1998 Compensation Agreement and terminates the Company's obligations for payments subsequent to any discharge of the Chief Executive Officer.

  Change of Control Provisions. Prior to any "Change of Control" (as defined below), the Company must establish and fund a grantor trust, the amounts in which will be subject to claims of the Company's creditors in the case of the Company's bankruptcy, for the purpose of paying all deferred compensation, nonqualified retirement benefits, and split-dollar life insurance premiums and bonuses for the Chief Executive Officer then applicable. Upon the occurrence of a Change of Control, such trust must become irrevocable (if not already irrevocable), and the Company must continue to make payments into such trust to maintain sufficient amounts therein to fund all benefits subject to the trust. A "Change of Control" is defined as occurring when persons other than the Chief Executive Officer and members of his immediate family or trusts for their benefit acquire more than 50% of the voting power over all outstanding voting shares of the Company. If the proposed transaction with AT&T Corp. is approved, the Company will be obligated to establish and fund such a trust in accordance with the terms of the 1998 Compensation Agreement.

  Election to Become a Consultant. The Chief Executive Officer may at any time, upon 30 days notice to the Company, elect to change his position from that of an executive to that of consultant to the Company. In such event, he shall continue to receive all of the compensation provided under the 1998 Compensation Agreement, other than the bonus to which he would otherwise be entitled under the Company's Executive Cash Bonus Plan. If he elects to become a consultant, the Chief Executive Officer's entitlement to retirement benefits under the Company's Supplemental Executive Retirement Plan will be adjusted annually to reflect 150% of his base salary as a consultant, but his benefits under such plan will not in any event exceed the bonus he could have received under the 1998 Compensation Agreement had he continued to work as an executive.

 Compensation Agreement with Mr. Brian L. Roberts

  The Company entered into a Compensation Agreement (the "Compensation Agreement") with Brian L. Roberts, the Company's President. The following is a description of the material terms of the Compensation Agreement.

  Term. The term of the Compensation Agreement is from June 16, 1998 through June 30, 2003 (the "Employment Period"). Mr. Brian L. Roberts agreed to work full time for the Company during the Employment Period.

  Base Salary. The Compensation Agreement provides that Mr. Brian L. Roberts will receive an annual base salary of $1 million beginning in 1998, as adjusted (but never reduced, except pursuant to an overall plan to reduce the compensation of all senior executive officers of the Company) from time to time to reflect his contribution to the growth and success of the Company.

  Bonus; Options. Pursuant to the Compensation Agreement, Mr. Brian L. Roberts is eligible to receive an annual performance bonus, payable in cash, commencing in 1999, of up to 150% of his base salary for the applicable year. The amount of the bonus is determined annually by the Compensation Subcommittee, in accordance with, and upon satisfaction of, the standards contained in the Company's Executive Cash Bonus Plan. Under the terms of the Compensation Agreement, Mr. Brian L. Roberts also received grants of options to purchase 3,000,000 shares of Class A Special Common Stock of the Company granted effective June 16, 1998 and options to purchase 1,000,000 shares of Class A Special Common Stock of the Company granted effective each fiscal quarter in 1999 and 2000.

  Deferred Compensation. The Compensation Agreement provides that the Company and Mr. Brian L. Roberts may, by written agreement prior to the end of any calendar year during the Employment Period, cause the payment of all or a portion of the compensation payable to Mr. Brian L. Roberts in the subsequent calendar year to be deferred to a subsequent calendar year in accordance with and subject to the Company's 1996 Deferred Compensation Plan.

  Termination. The Compensation Agreement will terminate upon the death of Mr. Brian L. Roberts, at the Company's option upon his disability, or for cause (as defined in the Compensation Agreement), upon a vote of not less than two-thirds of the entire membership of the Company's Board of Directors. If his employment is terminated by reason of his death or disability, the Company shall continue to pay his annual base salary on a monthly basis to him or his spouse, during their lifetimes, for a maximum of five years, and the accrued cash bonus as provided for in the Compensation Agreement and any applicable health plan benefits will continue to be payable. If his employment is terminated by the Company in violation of the Compensation Agreement, he shall remain entitled to substantially all of the benefits under the Compensation Agreement.

  Noncompetition and Confidentiality. Under the Compensation Agreement, Mr. Brian L. Roberts agreed not to compete with the Company during his employment and for two years after termination of his employment. The Agreement also requires him to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company, at all times during his employment and after termination of his employment. Breach by Mr. Brian L. Roberts of any of such obligations constitutes cause for termination of the Compensation Agreement, and terminates the Company's obligations for payments subsequent to such termination.

  Term Life Insurance Agreement with Mr. Brian L. Roberts. The Company has entered into a Term Life Insurance Premium and Tax Bonus Agreement dated as of September 23, 1998 (the "Term Life Insurance Agreement") with Mr. Brian L. Roberts. The Term Life Insurance Agreement provides that, as additional compensation to Mr. Brian L. Roberts, the Company will reimburse him for all of the premiums on certain specified 20- and 15-year level-premium term life insurance policies aggregating $170 million in insurance on his life, and that the Company will pay him an additional bonus equal to the income tax payable on such reimbursement and the bonus. The annual amount of the premiums to be reimbursed under the Term Life Insurance Agreement is approximately $189,000 through 2012 and $177,000 from 2013 through 2017. The Term Life Insurance Agreement does not terminate upon termination of the employment of Mr. Brian
L. Roberts by the Company.

  Change of Control Provisions. Prior to any "Change of Control" (as defined below), the Company must establish and fund a grantor trust, the amounts in which will be subject to claims of the Company's creditors in the case of the Company's bankruptcy, for the purpose of paying all compensation, deferred compensation and term life insurance premiums and bonuses for Mr. Brian L. Roberts then applicable. Upon the occurrence of a Change of Control, such trust must become irrevocable (if not already irrevocable), and the Company must continue to make payments into such trust to maintain sufficient amounts therein to fund all benefits subject to the trust. A "Change of Control" is defined as occurring when Mr. Brian L. Roberts and members of his immediate family or trusts for their benefit first cease to beneficially own at least 50% of the voting power of the Company. If the proposed transaction with AT&T Corp. is approved, the Company will be obligated to establish and fund such a trust in accordance with the provisions of the Compensation Agreement and the Term Life Insurance Agreement.

 Employment Agreements with Messrs. Burke and Smith

  The Company has entered into employment agreements with two other named executive officers of the Company: Stephen B. Burke, an Executive Vice President of the Company and President of Comcast Cable Communications, Inc., and Lawrence S. Smith, an Executive Vice President of the Company. The following is a description of the material terms of such agreements.

  The term of the agreement with Mr. Burke is from March 15, 2000 through July 31, 2007 and the term of the agreement with Mr. Smith is from May 31, 2000 through December 31, 2005 (each, an "Executive Employment Period"). Mr. Burke and Mr. Smith each agreed to work full time for the Company during his Executive Employment Period.

  The agreement with Mr. Burke provides for a base salary of $926,100 in 2001, and the agreement with Mr. Smith provides for a base salary of $825,000 in 2001. In each case, for each year in the Executive Employment Period subsequent to 2001 the base salary is increased by the greater of 5% or the percentage increase during the previous year in the consumer price index.

  Pursuant to the agreements, each of the executives is eligible to receive an annual performance bonus, commencing in 2000, of up to 50% of his base salary for the applicable year. The amount of the bonus is determined annually by the Compensation Subcommittee, based on the performance of the Company and of the executive during such year, and is payable in cash or in shares of Class A Special Common Stock of the Company, at the discretion of the Compensation Subcommittee.

  Each agreement provides that the executive's employment may be terminated without cause by the Company and that he may resign voluntarily. If the executive's employment is terminated without cause, he is entitled to receive his then-current base salary and all insurance, medical or other similar benefits for a period of two years from the date of discharge, subject to offset by other compensation or benefits earned by the executive during such period, and he is entitled to receive his bonus for the year of discharge. If the executive resigns, or is terminated for cause (as defined in the agreement), he is entitled only to his base salary for days actually worked and any amounts due to him under the Company's 1996 Deferred Compensation Plan.

  Under each of the agreements, the executive agreed not to compete with the Company during his employment and for one year after termination of his employment. The agreements also require each executive to maintain the confidentiality of certain information of the Company, and not to use such information, except for the benefit of the Company, at all times during his employment and for a period of one year after termination of his employment. Breach by the executive of any of such obligations constitutes cause for termination of the applicable agreement, and terminates the Company's obligations for payments subsequent to any discharge of the executive. Each of the agreements provides that it shall continue in effect upon the merger of the Company into another entity, or in similar events.

Stock Performance Graph

  The following graph compares the yearly percentage change in the cumulative total shareholder return on each of the Company's Class A Common Stock and Class A Special Common Stock during the five years ended December 31, 2001 with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group consisting of the Company and four other companies engaged in the cable communications industry: Cablevision Systems Corporation (Class A), Adelphia Communications Corporation, Cox Communications, Inc. and Charter Communications, Inc. (Class A) ("Charter"). This peer group (the "Current Peer Group") represents a change from the peer group used for comparison by the Company in the prior year (the "Prior Peer Group") in that the Prior Peer Group did not include Charter. Charter was added to the Current Peer Group because of the Company's belief that Charter is in a line of business similar to that of the Company and that a comparison of the performance of the Company's Class A Common Stock and Class A Special Common Stock against the performance of a peer group that includes Charter is a meaningful comparison that would be helpful to a person making an investment decision with respect to the Company's Class A Common Stock or Class A Special Common Stock. Charter became a public company on November 9, 1999. The comparison assumes $100 was invested on December 31, 1996 in the Company's Class A Common Stock and Class A Special Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


                                    [GRAPH]

                                                        1997 1998 1999 2000 2001
                                                        ---- ---- ---- ---- ----
Comcast Class A........................................ 182  328  547  472  412
Comcast Class A Special................................ 178  332  572  472  407
Current Peer Group Index............................... 182  330  514  462  372
Prior Peer Group Index................................. 182  330  514  457  371
S&P 500 Stock Index.................................... 133  171  208  189  166

Report on Executive Compensation

  This report is issued jointly by the Compensation Committee of the Board of Directors (the "Committee") and the Compensation Subcommittee. The Committee is generally responsible for making broad recommendations to the Board of Directors on executive compensation. However, authority on virtually all specific compensation decisions for the Company's executive officers has been delegated to the Compensation Subcommittee, including matters such as establishing performance-based criteria and goals for compensation to senior executives, administering the Company's equity incentive plans and bonus plans, and approving agreements with the Chief Executive Officer and the other executive officers. The members of the Compensation Subcommittee are disinterested non-employee directors as well as "outside directors" (as defined in Section 162(m) of the Internal Revenue Code).

  Compensation Policy. The primary goal of the Committee and the Compensation Subcommittee in their determinations regarding compensation matters is to attract and retain highly qualified executive officers and key employees in an effort to enhance shareholder value. The Company attempts to realize this goal by providing competitive compensation and permitting executive officers to take an ownership stake in the Company commensurate with their relative levels of seniority and responsibility.

  The Committee performs a general review each year of the Company's executive compensation. The current compensation structure for the named executive officers (other than the Chief Executive Officer) resulted from a comprehensive review of the compensation of the Company's President and other executives, which culminated in the Compensation Subcommittee's authorization and direction to management in early 2000 to seek to enter into five-year employment agreements containing non-competition provisions with all executive officers. This objective was successfully implemented. Such agreements did not, however, substantially alter the Committee's general goal to provide the executive officers (other than the Chief Executive Officer) with total compensation that, based on individual and Company performance viewed over an appropriate period of time, was generally between the 50th and 75th percentile of total compensation for executives with comparable positions at peer companies. In the case of the Chief Executive Officer, compensation has historically been determined, as discussed below, by an individualized assessment of his performance and by comparison to executives of other companies who have been "founders" (i.e., the persons most responsible for extraordinary growth and success at their companies, regardless of industry), and is currently governed largely by the terms of the 1993 Compensation Agreement and the 1998 Compensation Agreement.

  The total compensation of the Company's executive officers, including the Chief Executive Officer, is primarily determined pursuant to their employment and compensation agreements and awards under the Executive Cash Bonus Plan, the 1996 Stock Option Plan and, for certain executives, split-dollar life insurance policies and term insurance policies. The Company seeks to achieve a mix of these various forms of compensation which will properly compensate and motivate its executives on an individual basis commensurate with their relative levels of seniority and responsibility. A variety of factors are considered in arriving at the amount and mix of compensation paid or awarded to the Company's executive officers. A key factor in the assessment of the compensation of the Company's executive officers is the Company's overall performance, in light of their principal responsibility for overall corporate policy-making, management and administration; however, no specific weighting was assigned to any of the factors considered in determining the remuneration paid or awarded to the named executive officers for 2001.

  The Committee believes that the Company's most direct competitors for executive talent are comprised of a broader range of companies than those with which the Company would ordinarily be compared for stock performance purposes. Thus, the compensation comparison group also included companies that are not included in the peer group index in the stock performance graph above.

  Base Salary. The Company's philosophy with respect to setting base salary is generally to compensate its executive officers with reasonable current income on a competitive basis. The base salary of the Chief Executive Officer was increased by 6.2% and the other executive officers were increased by 5.0% to 9.7% in 2001 pursuant to the terms of their compensation or employment agreements with the Company in effect at the beginning of 2001.

  Bonuses. Since 1996, annual cash bonuses for executive officers are primarily determined under the shareholder-approved Executive Cash Bonus Plan, which had been recommended by an independent compensation consultant. Under the Executive Cash Bonus Plan, each executive designated by the Compensation Subcommittee is eligible to earn an annual bonus of up to 150% of the sum of his or her base salary and any unearned target bonus from any prior plan year, but not more than $3 million, based on annual cash flow performance targets established in advance by the Compensation Subcommittee. The Compensation Subcommittee selected increases in cash flow as the single most significant measure of operating performance of the Company and other companies in the Company's industries. The target bonus for each of the named executive officers is based on the Compensation Subcommittee's assessment of the optimal mix of base and incentive cash compensation. In 2001, the target bonus for Mr. Brian L. Roberts was 150%, and the target bonuses for the

Company's other named executive officers were 50%. Based on the Company's cash flow for such period, 100% of the target bonuses were earned for 2001 under the plan.

  Equity-Based Incentive Compensation. The Company's equity-based incentive compensation is in the form of stock option grants. The Compensation Subcommittee believes that reliance upon such incentives is advantageous to the Company because it fosters a long-term commitment by the recipients to the Company and motivates these executives to seek to improve the long-term market performance of the Company's stock. The Committee seeks to achieve these long-term objectives in part by extending the period of time in which the options vest over a longer period than is the case with many other companies. In the most recent group of options granted to executives during 2001, approximately half of each optionee's options vest over five years and the balance vests over a period of nine years and six months. Stock options produce value to executives only if the price of the Company's stock appreciates, thereby directly linking the interests of the executives with those of the Company's shareholders. The Compensation Subcommittee awarded stock options in 2001 to the Chief Executive Officer and the Company's other executive officers. In general, such option grants were based on a proportional relationship to the expected cash compensation of the option recipients, taking into account prior option grants and grants made at the same time to other executives of the Company; in the case of the Chief Executive Officer and Brian L. Roberts, the Company's President, grants were in part based on other factors relating to their respective contributions to the Company, such as those described under "Compensation of Chief Executive Officer," below. The Committee, in part, based its grant of options to a large group of executives in July of 2001 on the advice of an independent compensation consultant.

  Equity Ownership Policy. The Company's Board of Directors has maintained a minimum equity ownership policy since 1998, applicable to substantially all officers of the Company with base salaries in excess of $150,000, as well as to directors. Officers and directors subject to the policy may not sell shares of Common Stock of the Company unless, following such sale, they continue to own at least an amount of Common Stock with a value equal to a multiple of their annual base compensation from the Company. The Chief Executive Officer, as well as Mr. Brian L. Roberts, the Company's President, and all non-employee directors, are required to own shares with a value of five times base compensation; other officers are required to own shares with a value of one and one-half to four times their base compensation, depending on base compensation. Based on their current base compensation, each of the other named executive officers is required under the policy to own shares with a value of four times his base compensation. For purposes of the policy, shares owned by an applicable person's spouse and children, shares owned pursuant to the Company's 1997 Deferred Stock Option Plan or the Company's 2001 Employee Stock Purchase Plan and 60% of the value of an applicable person's vested in-the-money stock options are considered owned by such person. The Board of Directors has determined that such policy serves to align more fully the interests of management under the Company's equity-based incentive compensation programs with the interests of the Company's shareholders.

  Compensation of Chief Executive Officer. The Company's by-laws do not provide for a "Chief Executive Officer" of the Company. The Committee considers that, for 2001, Mr. Ralph J. Roberts, the Chairman of the Company's Board of Directors, was its chief executive officer for purposes of this Proxy Statement.

  The Chief Executive Officer's compensation for 2001 was determined under the terms of the 1993 Compensation Agreement and the 1998 Compensation Agreement. See "Agreements with Executive Officers--Compensation Agreement with the Chief Executive Officer." The levels of compensation provided under the 1993 Compensation Agreement and the 1998 Compensation Agreement were determined when such agreements were entered into or amended based on a review by the Committee and the Compensation Subcommittee and an independent compensation consultant of compensation levels of chief executive officers at other companies in comparable industries and of certain chief executive officers in other industries who, like Mr. Ralph J. Roberts, were founders of companies and the persons primarily responsible for the growth of such companies over a substantial period of time. The Committee and Compensation Subcommittee also took into account an assessment of the importance of maintaining the continued active participation of the Chief Executive Officer in the Company's affairs over the periods covered by the 1993 Compensation Agreement and the 1998 Compensation Agreement, the Company's growth and overall performance during the ten years prior to 1993 and during the period from 1993 to 1998, and the Chief Executive Officer's prior compensation levels during those periods. Generally, other than as stated above, the Committee and the Compensation Subcommittee did not consider specific performance measures in approving the 1993 Compensation Agreement and the 1998 Compensation Agreement.

  The Chief Executive Officer's compensation in 2001 consisted of the salary and benefits fixed by the 1998 Compensation Agreement, awards of options to purchase a total of 1,100,000 shares of Class A Special Common Stock, and split-dollar life insurance benefits. One award of options to purchase 600,000 shares was made in 2001 based on the proportional relationship to the Chief Executive Officer's expected cash compensation for the year, also taking into account prior option grants and grants made at the same time to other executive officers of the Company. In addition, based on its review and consideration of a prior award of options to purchase 250,000 shares made to the Chief Executive Officer in 2000, his compensation relative to that provided to comparable executives at other companies in the industry, the grants then made to other Company executive officers, the Company's financial and operating performance in 2000, and the very high level of service provided by the Chief Executive Officer to the Company and his involvement in several large capital transactions and complex strategic transactions in 2000, the Committee determined that the option award in 2000 had been, under all the circumstances, substantially insufficient and, having obtained the advice of an independent compensation consultant that such an additional award would be reasonable, authorized the additional award of options to purchase 500,000 shares to the Chief Executive Officer. The split-dollar life insurance benefits were originally granted to the Chief Executive Officer pursuant to the 1993 Compensation Agreement to replace cash bonus plan entitlements, which were terminated in connection therewith; additional split-dollar benefits were provided in the 1998 Compensation Agreement to the Chief Executive Officer and his spouse.

  The Compensation Subcommittee in 2001 also approved the modification of the terms of two death benefit arrangements relating to the Chief Executive Officer, one in the 1998 Compensation Agreement and one in the Company's Supplemental Executive Retirement Plan ("SERP"). Under the former, upon death while still employed, his salary would be paid to his surviving spouse for a maximum of five years; this was amended to allow the Chief Executive Officer to designate one or more beneficiaries to receive his salary for five years. Under the SERP, his death benefit in the event of death while employed would have been an annual pension as if he had retired at that time and elected a joint 100% survivor pension, to which his spouse would be entitled until her death; this was amended to permit one or more beneficiaries to receive the pension until his spouse's death or, if she does not survive him, for five years. The Compensation Subcommittee believed that the change was consistent with the original purpose of the Death Benefit and was a reasonable accommodation to the Chief Executive Officer to permit him greater flexibility in estate planning.

  Effect of Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that certain compensation in excess of $1 million paid to the chief executive officer and the other four most highly compensated executive officers of a public company (determined as of the last day of the company's tax year) will not be deductible for federal income tax purposes. A portion of the compensation paid to the Chief Executive Officer under the 1993 Compensation Agreement and the 1998 Compensation Agreement will not or may not be deductible under Section 162(m) to the extent it is paid during the course of his employment as an executive officer of the Company. The amount of compensation paid to the Chief Executive Officer in 2001 that is expected to be nondeductible to the

Company is approximately $1,353,000. In addition, approximately $693,000 of the compensation paid in 2001 to Mr. Brian L. Roberts, the Company's President, is also expected to be nondeductible under Section 162(m), due principally to the payment of amounts to cover premiums on term life insurance policies and bonuses related to income tax liabilities arising therefrom, the payment of amounts with respect to income tax obligations arising upon the exercise of certain stock options and other incidental taxable fringe benefits, the fair market value of all of which was considered non-performance-based compensation for tax purposes in 2001. The Compensation Subcommittee engages in an ongoing review of the Company's compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid by the Company consistent with its existing commitments and ongoing competitive needs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. From time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and in the best interests of the Company and its shareholders.

                   Members of the Compensation Subcommittee
                             Joseph L. Castle, II
                               Bernard C. Watson

                     Members of the Compensation Committee
                          Sheldon M. Bonovitz (Chair)
                                Decker Anstrom
                             Joseph L. Castle, II
                               Bernard C. Watson

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2003 must be received by February 5, 2003 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to Stanley Wang, Executive Vice President and Secretary, at the address of the Company set forth on the first page of this Proxy Statement. Notwithstanding the foregoing, shareholders with suggestions on the nomination of directors must comply with the procedures set forth under the caption "Committees and Meetings of the Board of Directors."


  A shareholder may wish to have a proposal presented at the Annual Meeting of Shareholders in 2003, but not to have such proposal included in the Company's proxy statement and form of proxy relating to that meeting. Pursuant to
Section 2-9 of the Company's by-laws, notice of any such proposal must be received by the Company between April 11, 2003 and May 11, 2003. If it is not received during this period, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal. Any such proposal should be directed to Stanley Wang, Executive Vice President and Secretary, at the address of the Company set forth on the first page of this Proxy Statement.


                            SOLICITATION OF PROXIES

  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or its subsidiaries.

                        HOUSEHOLDING OF PROXY MATERIALS

  If you and other residents at your mailing address own shares of Company stock in street name, your broker or financial institution may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or financial institution. This practice of sending only one copy of proxy material is known as "householding." If you received a notice and did not respond that you did not want to participate in householding, you were deemed to have consented to the process. In such case, your broker will send one copy of this document to your address. For voting purposes, a separate proxy card will be included for each account at the shared address.

  You may revoke your consent to householding at any time by contacting your broker or financial institution for specific information on this matter. In any event, if you did not receive an individual copy of this Proxy Statement or the accompanying 2001 Annual Report, you may request a copy by contacting your broker or financial institution, or by contacting the Company's Investor Relations Hotline (toll-free) at 1-866-281-2100.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO "INVESTOR RELATIONS" AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                           [FORM OF PROXY -- CLASS A]

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                       OF DIRECTORS OF COMCAST CORPORATION

     The undersigned, a holder of Class A Common Stock of COMCAST CORPORATION (the "Company"), hereby constitutes and appoints RALPH J. ROBERTS and STANLEY WANG, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company to be held on Wednesday, July 10, 2002 at 9:00 a.m. local time at The Doubletree Hotel Philadelphia, Broad and Locust Streets, Philadelphia, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of Class A Common Stock which the undersigned would be entitled to vote if personally present, as follows:


     Unless otherwise specified on the reverse side hereof, the shares will be voted "FOR" the election of all ten nominees for director and "FOR" the other proposals set forth on the reverse side. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT NOTICE: All annual meeting attendees may be asked to present a valid government-issued photo identification (federal, state or local), such as a driver's license or passport, before entering the meeting. In addition, video and audio recording devices and other electronic devices will not be permitted at the annual meeting, and attendees will be subject to security inspections.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT AND 2001 ANNUAL REPORT OF COMCAST CORPORATION.

           (Continued and to be dated and signed on the reverse side)
                                                              [SEE REVERSE SIDE]
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

[X]  Please mark your votes as in this example.

     1.   Election of ten Directors

          [  ]  FOR            [  ]  WITHHELD

Except authority to vote withheld for the following Nominee(s): _____________

01-Ralph J. Roberts, 02-Julian A. Brodsky, 03-Brian L. Roberts,
04-Decker Anstrom, 05-Sheldon M. Bonovitz, 06-Joseph L. Castle, II, 07-Felix G. Rohatyn, 08-Bernard C. Watson, 09-Irving A. Wechsler,
10-Anne Wexler

     2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2002 fiscal year.

          [  ]  FOR                 [  ]  AGAINST              [  ]  ABSTAIN

     3.   To approve an amendment to the 1996 Stock Option Plan.

          [  ]  FOR                 [  ]  AGAINST              [  ]  ABSTAIN

     4. To vote on such other business which may properly come before the meeting.

Change of Address and/or Comments mark here [ ]

The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments thereof.

     NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.

-----------------------------------------

-----------------------------------------
SIGNATURE(S)                        DATE

--------------------------------------------------------------------------------

IF VOTING BY MAIL, FOLD AND DETACH HERE AND RETURN PROPERLY EXECUTED PROXY CARD
                     IN ENCLOSED POSTAGE-PRE-PAID ENVELOPE


                   [logo of Comcast Corporation appears here]

           VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

Your vote is important. Casting your vote in one of three ways described on this instruction card votes all shares of Class A Common Stock of Comcast Corporation that you are entitled to vote. We urge you to promptly cast your vote by:

[TELEPHONE GRAPHIC]      Using a touch-tone telephone to vote by
                         telephone toll-free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When prompted for your "Voter Control Number", enter the number printed at the top right hand corner of this card. When you are finished voting, your vote will be confirmed and the call will end.

[COMPUTER GRAPHIC]       Accessing the World Wide Web site
                         http://www.eproxyvote.com/cmcsa to vote via the
                         Internet. When prompted for your "Voter Control
                         Number", enter the number printed at the top right hand corner of this card. When you are finished voting, your vote will be confirmed.

[ENVELOPE GRAPHIC]       Completing, dating, signing and mailing
                         the proxy card in the postage-pre-paid envelope included with the proxy statement or sending it to Comcast Corporation, c/o EquiServe Trust Company N.A.,
                         P.O. Box 8609, Edison, New Jersey 08818-8609.

If you choose to vote by telephone or via the Internet, there is no need to mail in your proxy card.

VOTES SUBMITTED BY TELEPHONE OR VIA THE INTERNET AS DESCRIBED HEREIN MUST BE RECEIVED BY 5:00 P.M. EASTERN TIME ON JULY 9, 2002.